                            STOCK PURCHASE AGREEMENT
                            ------------------------

               STOCK PURCHASE AGREEMENT, dated February 6, 1995, by and between Citibank, N.A., a national banking association organized under the National Bank Act of the United States of America ("Seller"), and Vornado Realty Trust, a real estate investment trust organized under the laws of the State of Maryland ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 1,353,468 shares of common stock, par value $1.00 per share, of Alexander's Inc., a Delaware corporation (the "Company"), (the "Shares") on the terms and subject to the conditions set forth herein;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     I.  SALE OF SHARES; PURCHASE PRICE
         ------------------------------

               1.1  Sale of Shares.  Pursuant to the terms and subject to
                    --------------
     the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall sell and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares.

               1.2  Purchase Price; Payment.
                    -----------------------
                    (a) The aggregate purchase price for the Shares (the "Purchase Price") shall consist of cash consideration in the amount of $40.50 per share for an aggregate of Fifty-Four Million Eight Hundred Fifteen Thousand Four Hundred Fifty-Four Dollars ($54,815,454).

                    (b) On the Closing Date (as hereinafter defined), Purchaser shall pay to Seller the Purchase Price in accordance with
     Section 1.2(a) by wire transfer of immediately available funds to the bank account of Seller identified by Seller at or prior to the Closing.





















     NYFS11...:\88\35888\0410\1187\AGRN1794.L4R

     II.  REPRESENTATIONS AND WARRANTIES OF SELLER
          ----------------------------------------

               Seller hereby represents and warrants to Purchaser as follows:

               2.1  Due Organization.  Seller is duly organized, validly
                    ----------------
     existing and in good standing under the laws of the United States of America.

               2.2  Authority Relative to Agreement.  Seller has all
                    -------------------------------
     requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby (i) have been authorized by all necessary corporate action on the part of Seller, (ii) do not violate any provision of law applicable to Seller and (iii) do not conflict with or result in a breach of any provision of, or constitute a default under, any order, judgment or decree binding upon Seller.

               2.3  Effect of Agreement.  This Agreement has been duly
                    -------------------
     executed and delivered by Seller and (assuming the due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or at equity).

               2.4  The Shares.
                    ----------
                    (a) Seller is the record and beneficial owner of the Shares.

                    (b) Seller will transfer and deliver to Purchaser at the Closing valid title to the Shares, free and clear of all liens, claims and encumbrances other than those contained in the Company's Amended and Restated Certificate of Incorporation (the "Charter").

               2.5  Brokers, Finders, etc.  Seller is not subject to the
                    ---------------------
     valid claim of any broker, finder, consultant or other intermediary in connection with the sale of the Shares who would have a valid claim for a fee or commission from Purchaser or the Company in connection with such transaction.

     III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER
           -------------------------------------------

               Purchaser hereby represents and warrants to Seller as follows:

               3.1  Organization and Good Standing.  Purchaser is a real
                    ------------------------------
     estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

               3.2  Authority Relative to Agreement.  Purchaser has all
                    -------------------------------
     requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby (i) have been authorized by all necessary action on the part of Purchaser, (ii) do not violate any provision of law applicable to Purchaser and (iii) do not conflict with or result in a breach of any provision of, or constitute a default under, any order, judgment or decree binding upon Purchaser.

               3.3  Effect of Agreement.  This Agreement has been duly
                    -------------------
     executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or at equity).

               3.4  Investment Representation.  The Shares are being
                    -------------------------
     purchased by Purchaser as principal solely for its own account, for investment purposes only and not with a view to the distribution thereof in violation of the Securities Act of 1933 (the "Securities Act") or any applicable state securities law, and Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment represented by its purchase of the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other securities law and may not be sold, and Purchaser hereby covenants that the Shares will not be sold, in whole or in part, in the United States of America except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption from registration under the Securities Act, and in compliance with all other applicable securities laws.

               3.5  Brokers, Finders etc.  Purchaser is not subject to the
                    --------------------
     valid claim of any broker, finder, consultant or other intermediary in connection with the transaction contemplated hereby who would have a valid claim for a fee or commission from Seller in connection with such transaction.

               3.6  Potential REIT Status.  Purchaser does not know as of
                    ---------------------
     the date of this Agreement of any fact which would preclude the Company from qualifying as a real estate investment trust ("REIT") within the meaning of Section 856 of the Internal Revenue Code of 1986 (the "Code") entitled to the benefits of Section 857 of the Code commencing with its taxable year beginning January 1, 1995.

     IV.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
          ------------------------------------------------

               The obligations of Purchaser to effect the transactions contemplated by this Agreement shall, at the option of the Purchaser, be subject to the satisfaction, on the Closing Date, of the following conditions:

               4.1  Accuracy of Representations and Warranties; Covenants.
                    -----------------------------------------------------
     Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects when made and on and as of the Closing Date, with the same force and effect as though the same had been made on and as of the Closing Date, and Seller shall have complied in all material respects with its covenants contained herein to be performed at or prior to the Closing.

               4.2  No Restraint or Litigation.  No party hereto shall be
                    --------------------------
     legally enjoined by any injunction or court order from consummating the transactions contemplated by this Agreement, and no proceeding shall have been commenced by any governmental authority seeking to enjoin the consummation of the transactions contemplated hereby.

               4.3 REIT Status.  No fact shall exist on the Closing Date
                   -----------
     that was not known to Purchaser on the date hereof which fact shall give rise to any circumstance that, in the reasonable judgment of Purchaser, cannot be remedied by the Company through reasonable action and, if unremedied, would preclude the Company from qualifying as a REIT within the meaning of the Code entitled to the benefits of
     Section 857 of the Code commencing with its taxable year beginning January 1, 1995 and the Company and the Purchaser shall have received an opinion dated the Closing Date of Shearman & Sterling, counsel to the Company, confirming in all material respects the conclusions set forth in the opinions to the Company, dated the date of this Agreement, of Shearman & Sterling concerning certain REIT matters.

               4.4 Officer's Certificate.  Purchaser shall have received a
                   ---------------------
     certificate from the Seller to the effect set forth in Section 4.1 hereof, dated the Closing Date, signed by a duly authorized officer of Seller.

               4.5 Bankruptcy Court Approval.  The United States Bankruptcy
                   -------------------------
     Court for the Southern District of New York (the "Bankruptcy Court") shall have approved (i) the management agreement between the Company and Purchaser dated the date hereof and (ii) the financing to be provided to the Company by Purchaser contemplated by the commitment letter therefor dated the date hereof between Purchaser and the Company.

               4.6 Resignations.  All directors of the Company who are
                   ------------
     employees of Seller shall have resigned as directors of the Company.

               4.7 No Breach.  The Company shall not have breached in any
                   ---------
     material respect Section 2.5 of the Standstill and Corporate
     Governance Agreement, dated the date hereof among the Company, Purchaser and Interstate Properties, a New Jersey general partnership.

               4.8 Financing.  Purchaser shall have obtained a commitment
                   ---------
     from Seller for $27.4 million of financing from Seller on terms substantially similar to those set forth on the term sheet therefor dated the date hereof and initialled by Purchaser and Seller if Purchaser shall have notified Seller in writing prior to February 20, 1995 that Purchaser requests such financing from Seller.

               4.9 Cutoff Date.  The Closing shall have been held by June
                   -----------
     30, 1995.

               4.10 Restrictions on Ownership and Transfer. On the Closing
                    --------------------------------------
     Date, no Mandatory Exchange Date shall have been fixed by the Board of Directors of the Company for the purpose of any automatic exchange described in Section 4(b) of Article IV of the Charter if as a result of such fixing any shares of common stock of the Company held (or to be held after the Closing Date) by the Purchaser would be required to be treated as Excess Stock (as such term is defined in the Charter) following such Mandatory Exchange Date and the transfer of the Shares from Seller to Purchaser shall not be prohibited by Section 4(b) of
     Article IV of the Charter.

     V.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
         ---------------------------------------------

               The obligations of Seller to effect the sale of the Shares shall, at the option of Seller, be subject to the satisfaction, on the Closing Date, of the following conditions:

               5.1  Accuracy of Representations and Warranties; Covenants.
                    -----------------------------------------------------
      Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects when made and on and as of the Closing Date, with the same force and effect as though the same had been made on and as of the Closing Date, and Purchaser shall have complied in all material respects with its covenants contained herein at or prior to the Closing.

               5.2  No Restraint or Litigation.  No party hereto shall be
                    --------------------------
     enjoined by an injunction or court order from consummating the transactions contemplated by this Agreement, and no proceeding shall have been commenced by any governmental authority seeking to enjoin the consummation of the transactions contemplated hereby.

               5.3  Officer's Certificate.  Seller shall have received a
                    ---------------------
     certificate from Purchaser to the effect set forth in Section 5.1 hereof, dated the Closing Date, signed by a duly authorized officer of Purchaser.

               5.4  Certified Resolutions of the Purchaser.  Seller shall
                    --------------------------------------
     have received a certificate of a duly authorized officer of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Trustees of Purchaser, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

               5.5  Cutoff Date.  The Closing shall have been held by March
                    -----------
     31, 1995 unless both the Company shall have filed for the approval referred to in Section 4.5 hereof promptly following the date hereof and the Bankruptcy Court shall not have rendered its decision thereon by March 31, 1995, in which event such date shall be extended to April 28, 1995.

               5.6 Legal Opinion.  Seller shall have received a legal
                   -------------
     opinion, dated the Closing Date, from counsel to Purchaser, satisfactory to Seller, as to the matters set forth in Sections 3.1,
     3.2 and 3.3 hereof, in form and substance reasonably satisfactory to Seller.

     VI.  CLOSING
          -------

               6.1  Closing Date.  The closing with respect to the
                    ------------
     transactions provided for in this Agreement (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153 on the Business Day following the date on which the condition set forth in Section 4.5 hereof shall have been satisfied (or at such other time or location as Purchaser and Seller may agree) (such date being herein referred to as the "Closing Date").

               6.2  Seller Closing Documents.  At the Closing, Seller shall
                    ------------------------
     deliver or cause to be delivered to Purchaser the following:

                    (a) certificates representing the Shares, duly endorsed in blank (or in lieu thereof having affixed thereto stock powers duly executed in blank), and in proper form for transfer; and

                    (b)  the officer's certificate referred to in
     Section 4.4 hereof.

               6.3  Purchaser Closing Documents.  At the Closing, Purchaser
                    ---------------------------
     shall deliver or cause to be delivered to Seller the following:

                    (a)  the Purchase Price;

                    (b) the officer's certificate of Purchaser referred to in Section 5.3 hereof;

                    (c)  the certified resolutions referred to in
     Section 5.4 hereof; and

                    (d) the legal opinion referred to in Section 5.6 hereof.

               6.4  Proceedings.  All proceedings that shall be taken and
                    -----------
     all documents that shall be executed and delivered by the parties hereto on the Closing Date shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. By a party's proceeding with the Closing, the conditions to such party's obligations set forth in Article V or VI hereof, as the case may be, shall be deemed satisfied or waived.

     VII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
          -------------------------------------------
          INDEMNIFICATION
          ---------------

               7.1  General Survival.  The representations and warranties
                    ----------------
     contained in this Agreement shall survive the Closing.

               7.2  Indemnification.
                    ---------------
                    (a) Seller agrees to indemnify, defend and hold harmless Purchaser from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), net of any insurance proceeds and current tax benefits, imposed upon or incurred by Purchaser resulting from, arising out of, or by reason of any breach of any of Seller's representations or warranties contained in Article II of this Agreement.

                    (b) Purchaser agrees to indemnify, defend and hold harmless Seller from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), net of any insurance proceeds and current tax benefits, imposed upon or incurred by Seller resulting from, arising out of, or by reason of (i) any breach of any of Purchaser's representations or warranties in Article III hereof or
     (ii) any Taxes (including, without limitation, Taxes attributable to indemnity payments hereunder).

                    (c) Whenever a claim shall arise with respect to which indemnification may be sought under this Article VII, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the
                                            --------  -------
     event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party no later than 10 days prior to the time any response to the asserted claim is required, if possible; and provided further,
                                                  -------- -------
     however, that failure to give such reasonably prompt notice shall not
     -------
     release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent of any loss and prejudice as a result thereof.

     VIII.  COVENANTS
            ---------

               8.1 Further Assurances.  Seller shall use reasonable
                   ------------------
     commercial efforts to satisfy the conditions set forth in Sections 4.1, 4.2, 4.4, 4.6 and 4.9 hereof and Seller shall provide the Company with such information as is readily available to Seller regarding Seller's ownership of lessees and sublessees of the Company as Purchaser reasonably requests. Nothing herein, however, shall be construed to require Seller to provide the financing referred to in
     Section 4.8 hereof. Purchaser shall use reasonable commercial efforts to satisfy the conditions set forth in Article V hereof and in Sections 4.5 and 4.7 hereof.

               8.2 New York State Tax Ruling.  If requested by Purchaser,
                   -------------------------
     Seller shall promptly apply to the New York State Department of Taxation and Finance for a private letter or other guidance to the effect that, for purposes of the New York State Gains Tax, Seller's "original purchase price" for the Shares is to be determined by reference to either the fair market value of the Company's real property at the time of Seller's acquisition of the Shares (or of a beneficial interest in the Shares) or Seller's investment in the Shares and, in connection therewith, shall use reasonable efforts to respond promptly to inquiries and requests for other information from such Department related to such ruling request. Seller makes no representation or warranty regarding the likelihood of obtaining such ruling and the failure to obtain such ruling shall not affect any of Purchaser's obligations in this Agreement.

               8.3 Further Seller Purchases.  After the Closing, Seller
                   ------------------------
     agrees that, for a period of three years from the Closing, it will not acquire any shares of the Company's common stock, other than in a fiduciary capacity or in respect of a debt previously contracted.

               8.4 Notice of Further Purchaser Acquisitions.     Purchaser
                   ----------------------------------------
     shall notify Seller promptly in writing if Purchaser or any Affiliate (as defined in Section 9.7 hereof) of Purchaser acquires or enters into a contract or option to acquire any equity interest in the Company, or any other entity that directly or indirectly owns any equity interest in the Company, at any time during the three year period beginning or ending on the date of the Closing and shall provide Seller with any additional information reasonably required by Seller to determine if any Taxes will thereby arise in respect of the sale of the Shares provided for herein.

               8.5 Filings in Respect of Taxes.   If, after receiving the
                   ---------------------------
     information provided to Seller by Purchaser pursuant to Section 8.4 hereof, Seller reasonably determines or Purchaser determines that Seller is required to file any return in respect of Taxes, Seller shall promptly prepare and file such return and Purchaser shall, upon such filing, pay all Taxes due and otherwise satisfy its obligations under Section 7.2(b) hereof. Purchaser and Seller shall cooperate with each other in making any future filings required in respect of Taxes.


     IX.  MISCELLANEOUS
          -------------

               9.1  Waivers and Amendments.
                    ----------------------
                    (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by the parties hereto. The provisions of this Agreement may be waived only by an instrument in writing executed by the party granting the waiver. The waiver by any party hereto of compliance with any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such noncompliance or as a waiver of any other or subsequent noncompliance.

                    (b) No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy, except as otherwise provided in Section 7.2(c) hereof.

               9.2  Fees and Expenses.  Except as otherwise set forth
                    -----------------
     herein, each party hereto shall be responsible for its costs and expenses, including all fees and expenses of attorneys, investment bankers, lenders, financial advisors and accountants, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

               9.3  Notices.  Any and all notices, requests, consents or
                    -------
     any other communication provided for herein shall be made by hand delivery, first-class mail (registered or certified, return receipt requested), telecopier or overnight courier (i) in the case of Seller, to Citibank, N.A., 599 Lexington Avenue, 24th Floor, New York, New York 10043, Attention: C.R.E.I. General Counsel (telecopy number:
     212-793-6766) and Wendy Silverstein (telecopy number: 212-793-0158) (or such other address or telecopy number as Seller may designate), and (ii) in the case of Purchaser, to Vornado Realty Trust, Park 80 West, Plaza II, Saddle Brook, New Jersey 07662, Attention: Steven Roth (telecopy number:

     201-587-0600) (or to such other address or telecopy number as may be designated by the Purchaser). Except as otherwise provided in this Agreement, each such notice shall be deemed given at the time delivered. A copy of such notice shall be sent by the same means, in the case of a notice to Purchaser, to Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, Attention: Janet T. Geldzahler, Esq. (telecopy number: 212-558-3342) and, in the case of a notice to Seller, to Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, Attention: Ronald F. Daitz, Esq. (telecopy number: 212-310-8007).

               9.4  Entire Agreement.  This Agreement sets forth the entire
                    ----------------
     agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

               9.5  Binding Effect; Benefits.  This Agreement shall inure
                    ------------------------
     to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               9.6  Assignability.  This Agreement and any rights pursuant
                    -------------
     hereto shall not be assignable by either party hereto without the prior written consent of the other party, except that Purchaser may assign its rights hereunder to a wholly-owned subsidiary of Purchaser in which event references in Sections 3.2, 3.4 and 5.6 hereof to Purchaser shall be deemed to refer to Purchaser and such subsidiary and no such assignment shall relieve Purchaser of any of its obligations hereunder.

               9.7  Defined Terms.  As used in this Agreement, the
                    -------------
     following terms shall have the meanings set forth below:

                    (a) "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                    (b) "Business Day" shall mean any day on which banks are not required or authorized to close in New York City.

                    (c) "Person" shall mean an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, government or governmental authority.

                    (d) "Taxes" shall mean all New York State and New York City Real Property Transfer Gains Taxes and real estate transfer taxes, and interest and penalties thereon, attributable in whole or in part, directly or indirectly, to the transaction contemplated hereby whether or not caused by any additional, prior or subsequent transaction (but excluding interest and penalties resulting from Seller's failure to comply with Section 8.5 hereof if Purchaser has first complied with the provisions of Sections 8.4 and 8.5 hereof).

               9.8  Applicable Law.  This Agreement shall be governed by
                    --------------
     and construed in accordance with the law of the State of New York.

               9.9  Section and Other Headings.  The section and other
                    --------------------------
     headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               9.10 Submission to Jurisdiction.  (a) Each of the parties
                    --------------------------
     hereto irrevocably consents that any action or proceeding brought by the other party hereto in respect of the transaction contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non
                                                                 ----- ---
      conveniens, which any of them may now or hereafter have to the
      ----------
     bringing of any such action or proceeding in such respective jurisdiction.

                    (b) Each of the parties hereto irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address provided herein.

               9.11 Termination.  Seller shall be able to terminate this
                    -----------
     Agreement and its obligations hereunder if the Closing shall not have occurred by March 31, 1995 (or April 28, 1995 in the event the two conditions set forth in Section 5.5 hereof shall be satisfied) other than by reason of a breach by Seller of a representation, warranty or covenant of Seller contained herein. Purchaser shall be able to terminate this Agreement and its obligations hereunder if the Closing shall not have occurred by June 30, 1995 other than by reason of a breach by Purchaser of a representation, warranty or covenant of Purchaser contained herein.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                   CITIBANK, N.A.


                                   By: /s/ Wendy A. Silverstein
                                       --------------------------------
                                       Name:  Wendy A. Silverstein
                                       Title: Vice President


                                   VORNADO REALTY TRUST


                                   By: /s/ Joseph Macnow
                                       --------------------------------
                                       Name:  Joseph Macnow
                                       Title: Vice President and
                                              Chief Financial Officer